Exhibit 23.1

Consent of Independent Auditor

Ashford Inc.
Dallas, Texas

We hereby consent to the incorporation by reference in the Registration Statement Form S-3 (No. 333-221993) and the Registration Statement Form S-8 (No. 333-200183) of Ashford Inc. of our report dated February 14, 2018, relating to the Special Purpose Combined Carve-Out Financial Statements of the Remington Project Management Business (A Carve-Out of Remington Holdings, L.P.) as of December 31, 2017 and 2016 and for the years then ended (which report expresses an unqualified opinion and includes an other-matter paragraph relating to the carve-out financial statements that the Project Management Carve-Out is an integrated business of Remington Holdings, L.P. and not a stand-alone entity and do not necessarily reflect the combined financial position, results of operations, changes in partners’ capital and cash flows of the Project Management Carve-Out in the future or what they would have been had the Project Management Carve-Out been a separate, stand-alone entity during the periods presented), contained in Amendment No. 1 to the Current Report on Form 8-K, dated August 21, 2018.

We also consent to the reference to us under the caption “Experts” in the prospectus included in the above referenced Registration Statements.

/s/ BDO USA, LLP

Dallas, Texas
August 21, 2018